Exhibit 99.2

Nanophase Announces Chief Financial Officer

Romeoville, IL, June 26, 2009 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced today that the Company has hired Frank Cesario to serve as its Chief Financial Officer. “We are very happy to have found a CFO of Frank’s caliber to round out our executive team,” stated Jess Jankowski, the Company’s Chief Executive Officer.

Prior to joining Nanophase, Mr. Cesario served in a similar capacity with ISCO International, Inc., a global supplier of telecommunications equipment, as well as Turf Ventures LLC, a chemicals distributor. He began his career with KPMG Peat Marwick and then served in progressively responsible finance positions within Material Sciences Corporation and Outokumpu Copper, Inc, subsequent to that. Mr. Cesario holds an MBA (Finance) from DePaul University and a BS (Accountancy) from the University of Illinois, as well as a CPA license from the state of Illinois.

Jankowski added, “Frank’s addition allows me to focus my full attention on the role of CEO instead of sharing time between the two jobs. With our executive team now complete, I am even more optimistic about continuing to lead the company in its new direction. I remain committed to building the enterprise value of Nanophase by delivering on our promise to provide solutions to customers that will help them achieve superior product performance.”

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” , “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; and the resolution of litigation in which the Company may become involved. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.